Exhibit 99.1

Press Release
Source: Fund.com, Inc.

Fund.com Affiliate, AdvisorShares Investments, Initiates Public Offering Launching its Unique Exchange Traded Fund Platform for Investment Advisors and Lists on the New York Stock Exchange (NYSE Ticker: DENT)

New York, NY - (MARKET WIRE) – September 9, 2009 – Fund.com, Inc. (OTC BB: FNDM.OB) announced here today that its majority owned subsidiary, AdvisorShares Investments, LLC, initiated a public offering of the Dent Tactical ETF, the first exchange traded fund, or ETF, sponsored by AdvisorShares.  The Dent Tactical ETF will commence trading on the New York Stock Exchange next week under the NYSE Ticker: DENT.  This is the first product of AdvisorShares Trust, an open-ended investment management company formed by AdvisorShares for the purpose of offering a series of actively managed ETFs.

AdvisorShares is the investment advisor to DENT and is paid fees by the ETF as a percentage of assets in the fund. DENT is sub-advised by HS Dent Investment Management, LLC, an independent economic research and forecasting company and publisher of The Dent Method.  HS Dent Investment Management is managed by New York Times best selling financial author, Harry S. Dent Jr. Previously, HS Dent has raised and managed a 1.7 billion dollar fund.

The Dent ETF is a “fund of funds,” which means that it seeks to achieve its investment objective by investing primarily in other exchange-traded funds.  As sub-advisor, H.S. Dent Investment Management, LLC seeks to achieve the investment objectives by identifying, through proprietary economic and demographic analysis, the overall trend of the U.S. and global economies, and then implementing investment strategies in asset classes that it believes will benefit from these trends. The fund investment objective is long-term growth of capital.

The business plan of AdvisorShares is to develop a diverse range of “actively managed” ETFs together with established third party asset managers, like H.S. Dent Investment Management, and to list these ETFs on the NYSE, or a similar exchange.

The target clients of AdvisorShares are third party advisors who already manage clients’ assets, have a favorable track record and desire to package their investment strategy using exchange-traded funds. AdvisorShares believes that by accessing the AdvisorShares ETF platform, third party investment managers will be able to establish their own branded, or “white-labeled,” ETF on a “turn-key” basis and can ease client administration and streamline compliance.  Even more significant, by being listed on a major stock exchange, such as the NYSE, investment managers significantly improve their client distribution opportunities, are able to showcase their track record, and can increase assets under management.

According to Tiburon Strategic Advisors, there are currently 10,466 registered investment advisors (RIAs) in the United States that oversee $37.5 trillion in professionally managed assets. AdvisorShares believes the RIA market is one example of a large already existing target market that would use the AdvisorShares ETF platform which would generate investment management fees shared by AdvisorShares.

 “The focus of AdvisorShares is the investment advisor community. Our proprietary platform is designed to grow their assets under management and grow their revenues”, commented Greg Webster, Fund.com’s CEO.  “Our AdvisorShares subsidiary offers a unique opportunity for a manager to launch its own fund on a major stock exchange and to retain their discretionary allocation authority that their clients expect, as well as attain the visibility and credibility to attract additional new clients.”

Because the funds are exchange traded, clients may allocate assets to a fund manager simply by purchasing the shares of the ETF through a broker or online brokerage account, with no need to fill out forms of any kind for the fund.

About Fund.com

Fund.com is an online content provider and lead generation platform for the financial services community, including investment funds and the savings and retirement markets.  Our objective is to engage individual investors and to match their needs with interested fund product providers.  Our www.fund.com website is intended to be approachable by everyday investors and to serve as an educational and research resource.

About AdvisorShares

AdvisorShares Investments, LLC is an innovative investment management firm which offers actively managed ETFs through the AdvisorShares Trust. Exchange Traded Funds are one of the fastest growing investment products due to their operational and tax efficient structure, and easy of accessibility. AdvisorShares intends to offer a variety of investment products designed to help investors reach their financial goals. AdvisorShares seeks out top investment management firms interested in sub-advisory and product development opportunities, as well as qualified emerging money managers.

AdvisorShares Investments, LLC, is a majority-owned subsidiary of Fund.com Inc.

Additional Information about AdvisorShares Investments, LLC is available at www.AdvisorShares.com.

About HS Dent

HS Dent is an independent economic research and forecasting company that provides financial professionals and individuals with the proprietary economic tools needed to accurately forecast what lies ahead in our economy based on The Dent Method – a highly successful method of forecasting long term economic trends.  The Dent Method, developed by founder and economic expert Harry S. Dent, Jr. in the late 1980s, is a long term economic forecasting technique based on the study of and changes in demographic trends and their impact on our economy. It works by showing how predictable consumer spending patterns combined with demographic trends allow us to forecast the economy years or even decades in advance.

For two decades financial professionals and individuals have used HS Dent's independent economic think tank and research team to provide specialized and proprietary economic research, analysis tools and forecasts. HS Dent makes its research available through its Monthly Economic Forecasts and Special Reports, attending Demographics School, by joining the Financial Advisors Network, and by participating in its Online Communities to share techniques and ideas with some of the most successful advisors in the industry. Additional information about HS Dent is available at www.hsdent.com.

Forward-Looking Safe Harbor Statement
Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital, and economic conditions generally.  Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC").

These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.

Investor Relations Contact:
Fund.com, Inc.:
Gregory Webster, CEO
Tel: (212) 618-1633
gwebster@fund.com
www.fund.com